EXHIBIT 99.1

news release

FOR RELEASE:
April 6, 2007

Nasdaq: SNIC

Sonic Solutions Receives Additional Notice of Non-Compliance from Nasdaq

Novato, California (April 6, 2007) - Sonic Solutions® (Nasdaq: SNIC) today announced that, as expected, on April 2, 2007, it received an additional notice of non-compliance from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) due to the Company’s failure to solicit proxies and hold an annual meeting for its fiscal year ended March 31, 2006 on or before March 31, 2007 (the “Additional Staff Determination”), as required by Nasdaq Marketplace Rules 4350(e) and 4350(g), respectively.

As previously announced by the Company, the Company received a notice of non-compliance from the Staff based upon the Company's failure to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, as required by Nasdaq Marketplace Rule 4310(c)(14) (the “Nasdaq filing requirement”). On March 22, 2007, the Company appeared at a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to present its plan for regaining compliance with the Nasdaq filing requirement. The Panel has not yet rendered its decision in connection with that hearing.

Nasdaq has offered the Company an opportunity to make a submission in response to the Additional Staff Determination and the Company intends to make such a submission to the Panel by the Nasdaq deadline of April 9, 2007. The Company’s securities will remain listed on the Nasdaq Global Select Market pending the issuance of a decision by the Panel with respect to both the filing and annual meeting deficiencies. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

As previously announced on February 1, 2007, Sonic has commenced a voluntary review of its historical and current stock option grant practices and related accounting. Based on the review, the audit committee and Sonic management have preliminarily concluded that, under applicable accounting guidance, Sonic lacks sufficient documentation for certain historical option grants and that the measurement dates associated with these option grants will need to be adjusted. Further, as previously announced, the audit committee, after consultation with management and the Company's board of directors, has determined that the Company's annual and interim financial statements may no longer be relied upon.

Sonic believes it will have to record additional non-cash charges for stock-based compensation expense and restate previous financial statements, and that such charges will be material. Sonic is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions. Sonic intends to file its restated financial results and related periodic reports as quickly as possible.

Sonic Solutions • 101 Rowland Way • Novato, CA 94945 • tel: 415.893.8000 • fax: 415.893.8008 • email: info@sonic.com

Sonic Solutions Receives Additional Notice of Non-Compliance from Nasdaq	page 2

About Sonic Solutions

Sonic Solutions (Nasdaq: SNIC - News; http://www.sonic.com) is the leader in digital media software, providing a broad range of interoperable, platform-independent software tools and applications for creative professionals, business and home users, and technology partners. Sonic’s products range from advanced DVD authoring systems and interactive content delivery technologies used to produce the majority of Hollywood DVD film releases, to the award-winning Roxio®-branded CD and DVD creation, playback and backup solutions that have become the premier choice for consumers, prosumers and business users worldwide.

Sonic products are globally available from major retailers as well as online at Sonic.com and Roxio.com, and are bundled with PCs, after-market drives and consumer electronic devices. Sonic’s digital media creation engine is the de facto standard and has been licensed by major software and hardware manufacturers, including Adobe, Microsoft, Scientific-Atlanta, Sony, and many others. Sonic is headquartered in Marin County, California.

Sonic, the Sonic logo, Sonic Solutions, and Roxio are trademarks or registered trademarks of Sonic Solutions in the U.S. and/or other countries. All other company or product names are trademarks or registered trademarks of their respective owners and, in some cases, are used by Sonic under license.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

These risks and uncertainties include, but are not limited to, our ability to persuade the Nasdaq Listing Qualifications Panel to grant our request for continued listing on The Nasdaq Stock Market; the scope of the equity awards for which accounting measurement dates will change; the amount and timing of stock-based compensation and other additional expenses to be recorded, and the corresponding restatement of our financial statements; other accounting adjustments that may result from review of our financial statements for the periods in question; other ramifications of our inability to file required reports with the SEC on a timely basis; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC or other governmental agencies; other actions taken or required as a result of the review; and negative tax or other implications for the company resulting from the accounting adjustments and other factors.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statement for any reason.

For More Information, Contact:

Sonic Solutions	StreetSmart Investor Relations

A. Clay Leighton, Chief Financial Officer	Brooke Deterline Phone: 415.893.7824

Phone: 415.893.8000 Fax: 415.893.8008	Anne Leschin Phone: 415.775.1788

Email: clay_leighton@sonic.com	Email: investinsonic@sonic.com

Sonic Solutions • 101 Rowland Way • Novato, CA 94945 • tel: 415.893.8000 • fax: 415.893.8008 • email: info@sonic.com